Exhibit 99.3

PRESS RELEASE
Investor Relations
Philip Morris International Inc.
New York: +1 (917) 663 2233
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE

CONSUMER ANALYST GROUP OF NEW YORK (CAGNY) CONFERENCE

NEW YORK, February 17, 2010 – Philip Morris International Inc.’s (NYSE / Paris Euronext: PM) Chief Financial Officer, Hermann Waldemer, addresses investors today at the CAGNY Conference in Boca Raton, Florida.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 9:15 a.m. ET, at www.pmintl.com. An archived copy of the webcast, together with presentation remarks and slides, will be available on the same site.

Highlights of the presentation include a brief overview of PMI’s 2009 results, the company’s outlook for 2010, including volume trends and cigarette excise taxation, brand portfolio initiatives, productivity and cost savings, cash flow enhancements and its strong commitment to shareholder returns. PMI also reaffirms its forecast, announced on February 11, for 2010 full-year reported diluted earnings per share to be in a range of $3.75 to $3.85, at the then prevailing exchange rates, versus $3.24 in 2009. Excluding currency, 2010 earnings per share are projected to increase by 12-15%.

The presentation may contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended September 30, 2009. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

About Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has approximately 77,300 employees and its products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26.0% excluding the People’s Republic of China and the U.S. For more information, see www.pmintl.com. Trademarks and service marks mentioned in this release are the property of, or licensed by, the subsidiaries of PMI.